                                                                 EXHIBIT (12)(B)

                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                ($ IN MILLIONS)

                                                              YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------
                                                   1994      1993      1992      1991       1990
                                                   -----     -----     -----     -----     ------
Income (loss) before income taxes and
  minority interest.............................   $ 157     $(236)    $ 550     $ 496     $1,106
Less: Equity in loss of 50 percent or less
  owned affiliates..............................      (5)       (7)       (2)      (19)        (4)
Add: Dividends from affiliates..................      --        --        --         2         --
     Combined fixed charges and preferred
      dividends, excluding capitalized
      interest.................................     369       325       313       271        283
                                                   -----     -----     -----     -----     ------
Earnings as adjusted............................   $ 531     $  96     $ 865     $ 788     $1,393
                                                   =====     =====     =====     =====     ======
Combined fixed charges and preferred dividends:
     Interest expense...........................   $ 177     $ 217     $ 225     $ 231     $  221
     Rental expense.............................      35        36        45        40         62
     Capitalized interest.......................      --         3        15        23         --
     Pre-tax earnings required to cover
       preferred dividend requirements (a)......     157        72        43        --         --
                                                   -----     -----     -----     -----     ------
Total combined fixed charges and
  preferred dividends...........................   $ 369     $ 328     $ 328     $ 294     $  283
                                                   =====     =====     =====     =====     ======
Ratio of earnings to combined fixed charges and
  preferred dividends...........................    1.44x       (b)     2.64x     2.68x      4.92x
                                                   =====     =====     =====     =====     ======

- ---------

(a) Dividend requirement divided by 100% minus effective income tax rate.


(b) Additional income before income taxes and minority interest of $232 million would be necessary to attain a ratio of earnings to combined fixed charges and preferred dividends of 1.00x for the year ended December 31, 1993.
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